Exhibit 4.2


                                                                EXECUTION COPY

                           SIXTH AMENDMENT dated as of December 3, 2004 (this "Amendment"), to the Credit Agreement dated as of May 31, 2000 (as heretofore amended, the "Credit Agreement") among MCLEODUSA INCORPORATED, a Delaware corporation (the "Borrower"), the lenders party thereto (the "Lenders") and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent (in such capacity, the "Administrative Agent") and Collateral Agent.

         The Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement. The Lenders party hereto are willing so to amend the Credit Agreement on the terms and subject to the conditions set forth herein. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement, amended hereby.

         Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Amendment of Credit Agreement. Upon effectiveness of this Amendment in accordance with Section 3 hereof, the Credit Agreement is amended as follows:

         (a) Amendment of Section 1.01. Section 1.01 of the Credit Agreement is amended by adding the following definition in appropriate alphabetical order:

         "Post-Restructuring Credit Agreement" means the Credit Agreement dated as of April 16, 2002, as amended, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent." (b) Amendment of
Section 5.01(g). Section 5.01(g) of the Credit Agreement is amended as follows:

         (i) clause (i) is restated in its entirety as follows: "(i) on or prior to January 31 of each year, a financial forecast of the Borrower and its Restricted Subsidiaries covering the period from January 1 through December 31 of that year, prepared to show information on a monthly basis and";

         (ii) clause (ii) is deleted;

         (iii) clause (iii) is redesignated as clause (ii); and

         (iv) the following phrase is deleted from the last sentence: ", and that the benchmark for the comparative information required under this clause
(g) for the fiscal year 2005 and thereafter shall be the information set forth in the budget provided under clause (e) for such fiscal year".

         (c) Amendment of Section 6.14. Section 6.14 of the Credit Agreement is amended in its entirety as follows:

         "SECTION 6.14. Capital Expenditure Limitation. The Borrower shall not permit the Capital Expenditures of the Borrower and the Restricted Subsidiaries for any fiscal year of the Borrower to exceed (i) with respect to the fiscal years ending December 31, 2004 and 2005, $75,000,000, (ii) with respect to the fiscal year ending December 31, 2006, $150,000,000, and (iii) with respect to the fiscal year ending December 31, 2007, $200,000,000 (the applicable amount under clause (i), (ii) or (iii), the "Capex Limit"). The Capex Limit in respect of any fiscal year commencing with the fiscal year ending on December 31, 2005, shall be increased by the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year (such amount, the "Capex Carryforward"); provided, however, that in no event shall the Capex Limit for any fiscal year be increased by more than $50,000,000. Any Capex Carryforward that is not permitted to be used in any fiscal year as a result of the proviso to the preceding sentence may, subject to such proviso, be applied to any subsequent fiscal year."

         (d) Amendment of Section 6.18. Section 6.18 of the Credit Agreement is amended as follows:

         (i) the line "October 1, 2004 through December 31, 2004", including the reference to the amount of $770,000,000, is deleted; and

         (ii) the date "January 1, 2005" is replaced with the date "October 1, 2004".

         (e) Addition of Section 6.20. The following is inserted as Section 6.20 of the Credit Agreement:

         "SECTION 6.20. Limitation on Supplemental Commitments. The Borrower will not arrange for any bank or financial institution to provide any Supplemental Commitment (as defined in the Post-Restructuring Credit Agreement) pursuant to the Post-Restructuring Credit Agreement unless, (i) the Required Lenders shall have consented in writing to the provision of such Supplemental Commitment and (ii) lenders under the Post-Restructuring Credit Agreement having aggregate Revolving Exposures (as such term is defined in the Post-Restructuring Credit Agreement) and unused commitments representing more than 50.0% of the sum of the total Revolving Exposures and unused commitments under the Post-Restructuring Credit Agreement at such time shall have consented in writing to the provision of such Supplemental Commitment."

         SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents to each of the Lenders and the Administrative Agent that, as of the Effective Date:

         (a) after giving effect to this Amendment, the representations and warranties of the Borrower set forth in Article III of the Credit Agreement are true and correct on and as of the Effective Date with the same effect as if made on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date;

         (b) after giving effect to this Amendment, no Default has occurred and is continuing under the Credit Agreement; and

         (c) this Amendment has been duly executed and delivered by the Borrower and the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         SECTION 3. Conditions to Effectiveness. This Amendment shall become effective as of the date (the "Effective Date") on which each of the following conditions has been satisfied:

         (a) the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of the Borrower and the Required Lenders;

         (b) the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, dated the Effective Date, to the effect that the representations and warranties set forth in Section 2 hereof are true and correct;

         (c) the Borrower shall have paid to the Administrative Agent, in immediately available funds, for the account of each of the Lenders entitled thereto, the Amendment Fee referred to in Section 4 hereof;

         (d) the Post-Restructuring Credit Agreement shall have been amended to effect modifications equivalent to those provided for by this Amendment in respect of the Credit Agreement, and all conditions to the effectiveness of such amendment shall have been satisfied on the Effective Date; and

         (e) to the extent invoiced, the Administrative Agent shall have received payment or reimbursement of its reasonable out-of-pocket expenses in connection with this Amendment and any other out-of-pocket expenses of the Administrative Agent required to be paid or reimbursed pursuant to the Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

         SECTION 4. Amendment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender that delivers (including by fax) an executed counterpart of this Amendment prior to noon, New York City time, on December 2, 2004, an amendment fee (the "Amendment Fee") in an amount equal to 0.125% of the sum of such Lender's outstanding Loans.

         SECTION 5. Financial Advisor to the Lenders. The Borrower consents to the retention by counsel for the Administrative Agent of Lazard Freres & Co., LLC ("Lazard") as financial advisor to the Administrative Agent and the Lenders, and the Borrower agrees to pay all reasonable fees, charges and disbursements of such advisor in connection with such engagement and confirms its agreement that
Section 9.03(a) of the Credit Agreement shall apply thereto, provided that such financial advisory services are provided by Lazard pursuant to an engagement letter entered into between Lazard and counsel for the Administrative Agent.

         SECTION 6. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective with respect only to the matters expressly referred to herein, and nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall constitute a "Loan Document" for all purposes of the Credit Agreement.

         SECTION 7. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all of which when taken together shall constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

         SECTION 9. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

         SECTION 10. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the day and year first written above.

                                     MCLEODUSA INCORPORATED,

                                     by:   /s/ G. Kenneth Burckhardt
                                          -----------------------------
                                     Name:  G. Kenneth Burckhardt
                                     Title: Executive Vice President
                                            and Chief Financial Officer


                                     JPMORGAN CHASE BANK, N.C.,
                                     Individually and as Administrative Agent,

                                     by:   /s/ Susan E. Atkins
                                          -----------------------------
                                     Name:   Susan E. Atkins
                                     Title:  Managing Director